Exhibit 99.1

News Announcement	For Immediate Release

COUNSEL RB CAPITAL COMPLETES MANAGEMENT CHANGES
COMPANY TO BE RE-NAMED HERITAGE GLOBAL INC.

TORONTO, CANADA, July 29, 2013 – Counsel RB Capital Inc. (OTCQB: CRBN) (the “Company”), a leader in distressed and surplus capital asset transactions, announced today that it has entered into Mutual Separation and Transition Agreements with each of its Co-Chief Executive Officers, Adam Reich and Jonathan Reich, and certain of their affiliates, whereby they resigned effective June 30, 2013 from all positions either of them held with the Company. As part of the Agreements, they have each surrendered 400,000 shares of common stock in the Company and the Company has cancelled the agreement that granted it a license to use the Reich name. As previously announced, the personnel in the Company’s New York and Los Angeles offices are leaving to join the Reich brothers and Adam Reich and Jonathan Reich are retaining their initial equity position in the Company.

Ross Dove and Kirk Dove, managing partners of Counsel RB’s subsidiary, Heritage Global Partners, a leading, full-service, global auction and asset advisory firm, are now leading the Company’s operations. Ken Mann will continue to lead Counsel RB’s Equity Partners subsidiary, which works with financially distressed companies and properties to arrange new funding, to create joint venture relationships, or to organize going concern sales of the business or property.

In addition, the Company’s Board of Directors has approved a proposal to change the Company’s name to Heritage Global Inc. The proposal was approved pursuant to the written consent of a majority of the Company’s shareholders, without a meeting, as permitted by Florida law and the Company’s articles and by-laws. An Information Statement is being sent to shareholders regarding the proposal, which is expected to become effective on or after August 15, 2013. The Company’s shares will continue to trade on the OTCQB market, and the Company will remain registered with and report to the United States Securities and Exchange Commission.

About Counsel RB Capital (www.counselrb.com)
Counsel RB Capital Inc. (OTCQB: CRBN) is a value-driven, innovative leader in distressed and surplus capital assets valuations and transactions. The Company focuses on identifying, valuing, acquiring and monetizing distressed and surplus capital assets in twenty-five global manufacturing and technology sectors. It specializes in both acting as an advisor as well as acquiring turnkey manufacturing facilities, surplus industrial machinery and equipment, industrial inventories, accounts receivable portfolios and related intellectual property.

Forward-Looking Statements
The statements made in this release that are not historical facts contain forward-looking information that involves risks and uncertainties. All statements, other than statements of historical facts, which address the Company's expectations, should be considered as forward-looking statements. Such statements are based on knowledge of the environment in which the Company currently operates, but because of the factors listed herein, as well as other factors beyond the Company's control, actual results may differ materially from the expectations expressed in the forward-looking statements. Important factors that may cause actual results to differ from anticipated results include, but are not limited to, obtaining necessary approvals and other risks detailed from time to time in the Company's securities and other regulatory filings.

Contact:
Stephen A. Weintraub
Executive Vice President, Secretary & CFO
sweintraub@counselrb.com or 416/866-3058

Robert Rinderman or Jennifer Neuman
JCIR – Investor Relations & Corporate Communications
CRBN@jcir.com or 212/835-8500

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